Exhibit 5.1

James F. Fulton, Jr.

T: +1 650 843 5103

fultonjf@cooley.com

May 25, 2012

Dialogic Inc.

1504 McCarthy Boulevard

Milpitas, California 95035

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Dialogic Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of 57,971,766 shares of our common stock, $0.001 par value per share, held by certain selling stockholders identified in the Prospectus, consisting of 18,000,000 shares of the Company’s common stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants held by certain selling stockholders (the “Warrants”) and 39,971,766 shares of the Company’s common stock (the “Note Shares”) issuable upon the conversion of the outstanding convertible promissory notes held by such selling stockholders (the “Notes”).

In connection with this opinion, we have examined (i) the Registration Statement and related prospectus, (ii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (iii) the Warrants, (iv) the Notes and (v) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable and (ii) the Note Shares, when issued and sold in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ James F. Fulton, Jr.
James F. Fulton, Jr.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM